#1469005

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

REFLECT SCIENTIFIC, INC.

RECEIVED
OCT 26 2005
UT. DIV. of CORP. & COMM. CODE

Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act (the"Act"), the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

CLS

FIRST: The name of the corporation is Reflect Scientific, Inc.

SECOND: The following amendments to the Articles of Incorporation of the corporation were duly adopted through a resolution by consent of the Board of Directors in accordance with Section 16-10a-821 of the Act on the 26th day of October, 2005:

10-26-05P01:31 RCVD

Article IV-Stock

5. Conversion

5.02 Each share of the 2004 Series A Convertible Preferred Stock may be converted during the twenty (20) day period commencing October 18, 2005. If the holder has not notified the corporation of such conversion during the applicable twenty (20) day period, then the holder will have no further opportunity to convert.

5.03 The conversion price at which shares of common stock shall be deliverable upon conversion by the holder thereof (the "Conversion Price") shall be $0.60 per share.

5.04 The common stock to be received in conversion of the 2004 Series A Convertible Preferred Stock shall be "restricted securities" as the term is defined in Rule 144 of the United States Securities and Exchange Commission, and the requisite holding period required by Rule 144 shall commence, for all purposes of resale under Rule 144, on the date of conversion of the 2004 Series A Convertible Preferred Stock by the holder or holders thereof. The holders agree that they may not "tack" the holding period of their 2004 Series A Preferred Stock to that of the Conversion Stock into which it is converted, regardless of applicable laws, rules or regulations; provided however, the holding period shall commence as of the date when the 2004 Series A Convertible Preferred Stock sold could have been converted by the holder, which was July 19, 2005.

All other provisions of Article IV shall remain unchanged.

THIRD: These amendments do not provide for any exchange, reclassification or cancellation of issued shares.

FOURTH: The effective date of these amendments shall be the date shall be the date of the filing of these Articles of Amendment.

Date: 10/26/2005
Receipt Number: 1515073

FIFTH: These amendments were adopted by the Board of Directors without stockholder action, pursuant to Section 16-10a-602 of the Act.

IN WITNESS WHEREOF, the undersigned President and Secretary, having been thereto duly authorized, have executed the foregoing Articles of Amendment for the corporation under penalty of perjury this 26th day of October, 2005.

REFLECT SCIENTIFIC, INC.

By ____________________
Kim Boyce, President

Attest:

____
Kevin Cooksy, Secretary